Exhibit 10.1

ADVISORY AGREEMENT

THIS ADVISORY AGREEMENT (the “Agreement”) is made this 8th day of August, 2025 (the “Effective Date”) by and between NEXTNRG INC. a Delaware corporation (the “Company” or “NextNRG”), with its principal place of business located at 57 NW 183rd St. Miami Fl. 33169 and Buckingham Consultants, LLC and Michael Weisz (together the “Advisor”), with an address of 234 Briarwood Xing, Lawrence, NY 11559.

R E C I T A L S

WHEREAS, the Company desires to retain the Advisor to provide certain advisory services as hereinafter set forth.

WHEREAS, the Advisor desires to provide certain advisory and consulting services to the Company in accordance with the terms and conditions contained hereinafter.

NOW, THEREFORE, in consideration of the mutual promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	Advisory Services. During the Term of this Agreement, the Advisor is hereby retained by the Company on a non-exclusive basis to provide strategic advisory services (the “Services”) to the Company to be mutually agreed to from time to time which are anticipated to include: (i) Advisor to serve as a member of the Company’s Advisory Board, and (iii) provide reasonable input to the Company on various aspects of its business development and provide strategic guidance to management, and (iv) use good faith efforts to introduce the Company to potential business customers for deployment of the Company’s products.

2.	Term; Termination. The Term of this Agreement shall commence on the Effective Date and continue for one year (the “Initial Term”). The Term will renew automatically for additional one year periods (each a “Renewal Term”), unless terminated in writing by either Party at least 15 days prior to the expiration of the Initial Term or any Renewal Term. Either party may terminate this Agreement with 60 days written notice to the other Party.

3.	Compensation

Equity Issuance. Advisor will receive an issuance of 1,250,000 shares of the Company’s restricted common stock (the “Shares”). The Shares will be granted at the closing price of the date of this agreement and vest according to the following schedule:

1.	416,667 of the Shares will vest immediately upon execution of this Agreement;
2.	416,666 of the Shares will vest on the 6 month anniversary of this Agreement;
3.	416,666 of the Shares will vest on the 12 month anniversary of this Agreement;

Monthly Cash Payment. Advisor will receive a monthly cash payment of $10,000 (the “Monthly Fee”). No Monthly Fee will be due until the sooner of (i) 90 days from the execution of this Agreement; and (ii) the Company completing a capital raise of at least $25 million.

Bonus Cash Compensation. The Advisor will receive 1% of the Net Revenue from each qualifying project, paid in cash. Cash payments will be made upon receipt of the first payment from the customer of the Qualifying Project.

Bonus Equity Compensation. In addition to the cash payment, Advisor will receive equity grants equivalent to 1% of the Net Revenue from each Qualifying Project. These equity awards will be granted under NextNRG’s equity plan and subject to standard approval and terms set by the Board. The value and number of shares will be determined at the time of each grant based on the Company’s stock price on the date immediately preceding the date of issuance. The issuance of the shares will be made upon execution of a binding contract for the Qualifying Project; such issuance will vest when the Qualifying Project is actually started by NextNRG.

Cash Compensation and Equity Compensation will be referred to collectively as the Compensation.

No Cap or Limit. There will be no cap or upper limit on the compensation described above. For as long as the Advisor continues to support NextNRG in this capacity, he will be entitled to the Compensation for each Qualifying Project that results from his involvement. Additionally, Advisor will be entitled to Compensation for any Qualifying Projects post termination, which were brought to the Company by Advisor prior to the termination.

“Qualifying Project” refers to any project that NextNRG secures or launches as a direct outcome of Advisors contribution whether through introductions, strategic support, or other forms of meaningful assistance. Determination of whether a project qualifies will be based on mutual agreement and acknowledgment by NextNRG and Advisor.

“Net revenue” refers to actual revenue received by NextNRG from the project, after deducting direct project-related costs, not including NextNRG’s corporate general and administrative costs.

4.	Expenses. The Advisor shall be reimbursed for all out of pocket costs and expenses incurred by it in the performance of the Services hereunder subject to written preapproval by the Company. Should the Advisor be requested to travel on the Company’s behalf, the Company shall pay all expenses in accordance with its expense reimbursement policy.

5.	Return of Documents. On termination of this Agreement or at any time upon the request of Company in writing, Advisor shall return to Company all documents, including all copies thereof, and all other property relating to the business of Company and/or its subsidiaries, including without limitation, the Confidential Information (as hereinafter defined), in its possession or control.

6.	Amendment or Assignment. No modification, waiver, amendment, discharge or change of this Agreement shall be valid unless the same is evidenced by a written instrument, executed by the party against which such modification, waiver, amendment, discharge or change is sought. This Agreement is not assignable by the Advisor without the prior written consent of the Company, which such consent may not be forthcoming; provided, that for the avoidance of doubt, assignment by Advisor of one or more advisory services to its employees or affiliates shall not constitute a violation of this Agreement.

7.	Confidentiality.

In connection with the performance of the Services contemplated by this Agreement, the Advisor and its affiliates may gain access to Confidential Information (as hereinafter defined) of the Company.  Confidential Information includes information communicated orally, in writing, by electronic or magnetic media, by visual observation, or by other means, and may be marked confidential or proprietary, or bear a marking of like import, or which the Company states to be confidential or proprietary, or which would logically be considered confidential or proprietary under circumstances of its disclosure known to Advisor. No rights or licenses to trademarks, inventions, copyrights, patents or any other intellectual property rights are implied or granted under this Agreement or by the conveying of Confidential Information to Advisor.

The Advisor acknowledges and understands that: (i) Confidential Information provides the Company with a competitive advantage (or that could be used to the disadvantage of the Company by a competitor); (ii) the Company has a continuing interest in maintaining the confidentiality of Confidential Information; and (iii) the Company has a compelling business interest in preventing unfair competition stemming from the use or disclosure of Confidential Information.

For purposes hereof, “Confidential Information” includes, but is not limited to, information pertaining to business plans, joint venture agreements, licensing agreements, financial information, contracts, customers, products, trade secrets, specifications, designs, plans, drawings, software, data, prototypes, processes, methods, research, development or other information relating to the business activities and operations of the Company.

The Advisor agrees, and shall use reasonable efforts, to cause its controlled affiliates to agree, to keep Confidential Information confidential and, except as authorized by the Company, Advisor shall not, directly or indirectly, use Confidential Information for any reason except in a manner Advisor believes reasonable or appropriate to perform the Services under this Agreement.  The Advisor acknowledges that such Confidential Information could be deemed to be material non-public information that is not generally available to the public.  The Advisor further acknowledges its understanding that federal securities laws strictly prohibit any individual or entity who obtains inside information, and has a duty not to disclose it such as the Advisor, from using the information in connection with the purchase or sale of securities, and Company shall advise Advisor whether information disclosed to it constitutes material, nonpublic information.

The restrictions shall not apply to any Confidential Information that: (i) is or becomes available to the public through no breach of this Agreement by Advisor; (ii) was previously known by Advisor or its affiliates; (iii) is received from a third party free to disclose such information without restriction; (iv) is independently developed by Advisor or its affiliates  without the use of the Confidential Information; (v) is approved for release by written authorization of the Company or its affiliates; (vi) is required by law or regulation to be disclosed, but only to the extent and for the purposes of such required disclosure; or (vii) is disclosed in response to an order or request of a governmental agency, provided that Advisor notifies the Company of the order or request ten (10) days prior to disclosure and permits the Company to seek an appropriate protective order.

8.	Waiver. Unless agreed in writing, the failure of either party, at any time, to require performance by the other of any provisions hereunder shall not affect its right thereafter to enforce the same, nor shall a waiver by either party of any breach of any provision hereof be taken or held to be a waiver of any other preceding or succeeding breach of any term or provision of this Agreement. No extension of time for the performance of any obligation or act shall be deemed to be an extension of time for the performance of any other obligation or act hereunder.

9.	Notices. All notices, demands or other communications given hereunder shall be in writing and shall be deemed to have been duly given on the day when delivered in person or transmitted by confirmed facsimile transmission or on the third (3rd) calendar day after being mailed by United States registered or certified mail, return receipt requested, postage prepaid, to the addresses hereinabove first mentioned or to such other address as any party hereto shall designate to the other for such purpose in the manner herein set forth.

10.	Entire Agreement. This Agreement contains all of the understandings and agreements of the parties with respect to the subject matter discussed herein. All prior agreements, whether written or oral, are merged herein and shall be of no force or effect.

11.	Indemnification. The Advisor will be indemnified and held harmless by the Company from and against any expenses, including reasonable attorneys’ fees and disbursements, damages, or losses suffered in connection with any claim or demand, which, in any way, directly or indirectly, arises out of or relates to this Agreement or the services of Advisor hereunder; except, that if the Advisor is guilty of willful misconduct, fraud, or gross negligence under this Agreement, then the Advisor will bear all losses, damages and expenses arising as a result of such willful misconduct, fraud, or gross negligence. Promptly after the receipt by the Advisor of notice of any such demand or claim or the commencement of any action, suit, or proceeding relating to such demand or claim, the Advisor will notify the Company in writing. For the purposes hereof, the terms “expense” and “loss” will include all amounts paid or payable to satisfy any such claim or demand, or in settlement of any such claim, demand, action, suit, or proceeding settled with the express written consent of the Company, and all costs and expenses, including, but not limited to, reasonable attorneys’ fees and disbursements, paid or incurred in investigating or defending against any such claim, demand, action, suit or proceeding.

12.	Survival. Any termination of this Agreement shall not, however, affect the ongoing provisions of this Agreement which shall survive such termination in accordance with their terms.

13.	Severability. The invalidity, illegality or unenforceability of any provision or provisions of this Agreement will not affect any other provision of this Agreement, which will remain in full force and effect, nor will the invalidity, illegality or unenforceability of a portion of any provision of this Agreement affect the balance of such provision. In the event that any one or more of the provisions contained in this Agreement or any portion thereof shall for any reason be held to be invalid, illegal or unenforceable in any respect, this Agreement shall be reformed, construed and enforced as if such invalid, illegal or unenforceable provision had never been contained herein.

14.	Governing Law. This Agreement shall be construed in accordance with the laws of the State of Florida, without an application of the principles of conflicts of laws. Anything in this Agreement to the contrary notwithstanding, the Advisor shall conduct the Advisor’s business in a lawful manner and faithfully comply with applicable laws or regulations of the state, city or other political subdivision in which the Advisor is located.

15.	Jurisdiction and Venue. Any suit, action or proceeding with respect to this Agreement shall be brought in the state or federal courts located in Miami-Dade County in the State of Florida. The parties hereto hereby accept the exclusive jurisdiction and venue of those courts for the purpose of any such suit, action or proceeding. The parties hereto hereby irrevocably waive, to the fullest extent permitted by law, any objection that any of them may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any judgment entered by any court in respect thereof brought in Miami-Dade County, Florida, and hereby further irrevocably waive any claim that any suit, action or proceeding brought in Miami-Dade County, Florida has been brought in an inconvenient form.

16.	Binding Nature, No Third Party Beneficiary. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties, and their respective successors and assigns.

17.	Counterparts. This Agreement may be executed in any number of counterparts, including facsimile signatures which shall be deemed as original signatures. All executed counterparts shall constitute one agreement, notwithstanding that all signatories are not signatories to the original or the same counterpart.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Company

Michael D. Farkas
Executive Chairman and CEO
NextNRG, Inc.
Date: _______________

Advisor

Michael Weisz
Buckingham Consultants, LLC
Title: Managing Member
Date: August 7, 2025